LICENSING AGREEMENT
This Licensing Agreement ("Agreement") is made effective as of September 1, 2005 by and between Institute of Cell Therapy, a company duly incorporated and organized under the laws of Kiev, Ukraine ("ICT" or "Licensor"), having its principal office at 4A Sklyrenko Street, Kiev, Ukraine 04073, and Stem Cell Therapy International Corp., a corporation duly incorporated under the laws of Nevada, with its principal office located at 2203 North Lois Ave., 9th Floor, Tampa, Florida 33607 ("SCTI" or "Licensee").
                                    RECITALS
     WHEREAS, Licensor is the owner of: (1) a unique process for producing biological solution of human stem cells (the "Process"); and (2) 26 Patents in the name of Licensor, the abstract for which in fully set forth in Schedule A hereto (the "Patents"); and (3) products consisting of biological solution of human stem cells (the "Products"); and
     WHEREAS, Licensor is in the business of producing biological solution of human stem cells and engages in continuing research regarding the production and utilization of stem cells ; and
     WHEREAS, Licensor's business is operated in connection with the use of the Intellectual Property and in connection with the Relationships; and
     WHEREAS, Licensee has the expertise and experience to utilize the Patents, the Products and the Process of Licensor in establishing clinics , marketing, treating and administeringstem cell products to customers, as well as certain limited sales to universities, for research or to private labs with appropriate supervision by Licensee and/or Licensor; and
     WHEREAS, Licensee has established financial relationships for the purpose of taking the Company to the public securities markets and financing the proposed business sufficient to adequately promote and undertake its proposed business with respect to the stem cell products; and
     WHEREAS, Licensee desires to utilize the Process, the Patents and the Products for the purpose of establishing the proposed stem cell business throughout the Territory (the "Licensee Business"); and

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     WHEREAS, Licensor has agreed to grant Licensee the exclusive license to the
Patents, the Process and the Products in the Territory in accordance with the terms of this License Agreement; and
     WHEREAS, Licensor wishes to sell and Licensee wishes to purchase the Products consisting of biological solution of human stem cells at the prices hereinafter set forth.
                                   DEFINITIONS
     Unless the context requires otherwise, whenever used in this Agreement the following terms and expressions shall have the following meaning:
     "AGREEMENT" means this agreement including the Exhibits, Addendums and Schedules, as they may be amended from time to time.
     "ALLO-TRANSPLANTS" means biological solution of human stem cells used in transplantation therapy.
"BUSINESS DAY" means any day except a Saturday, Sunday or other day on which commercial banks in the city of New York or in The Ukraine are authorized by law to close.
"BUSINESS METHODS" means business methods developed, licensed to, and/or owned or developed by Licensor or Licensee relating to the Patents, the Process or the Products .
"CONFIDENTIAL INFORMATION" includes all information, whether written or oral, in whatever form disclosed, concerning any technologies, products, developments, business methods, business plans, marketing, investment, management, financial and other business affairs in connection with all matters relating to or arising out of this Agreement.
"CUSTOMERS" means any natural person(s) or legal entities primarily solicited by Licensee under this Agreement in the Territory.
"DOING BUSINESS" means transplantation within a given country of a minimum of 60 Transplants in any given consecutive twelve month period, whether such transplantation is done by Licensor alone or by Licensor as part of a joint venture.
"INTELLECTUAL  PROPERTY"  means  the  Patents,  Processes  and  Confidential
Information
"LIQUIDITY $20,000,000 EVENT" means the cumulative release from the

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Lockup  Agreement  to  Licensor  of  shares  of  common  stock  which are freely tradeable on a United States public stock market and which, if sold at the prevailing market price at the time of each such release, would in the aggregate result in $20,000,000 in gross proceeds from the sale of such securities to Licensor.
     "LOCKUP AGREEMENT" means the Lockup Agreement entered into by Licensor in accordance with paragraph 4.3 hereof.
"PATENTS"  means  those  patent  rights  set  forth  on  Schedule  A  hereto.
     "PRODUCTS" means products incorporating biological solution of human stem cells produced or otherwise produced or manufactured by Licensor. "RELATIONSHIPS" means those business relationships between Licensor and certain companies.
     "TERRITORY" means any and all countries in the World except for (i) The Ukraine, (ii) the Dominican Republic, and (iii) up to three additional countries which (a) are designated by Licensor in writing to Licensee, (b) are not countries in which Licensee has already commenced Doing Business (as defined herein), (c) do not include the United States of America, and (d) are countries in which Licensor commences Doing Business within 12 months of such designation.
1.     GRANT  OF  EXCLUSIVE  RIGHT
1.1 Licensor hereby grants to Licensee an exclusive right and license in the Territory to utilize the Patents, Process and Products as permitted by this Agreement subject to the terms and conditions hereof, in any manner whatsoever, in connection with the operation of Licensee's Business involving the operation of clinics for treatment with stem cell materials and technology, as well as limited sales of stem cell materials to universities, for research and to private labs with appropriate supervision by licensee or licensor (hereinafter referred to as "License Rights"). If Licensee wishes to transfer or further sublicense the "Patents " to any other person or entity , Licensee shall notify Licensor of its such intention and shall provide Licensor with full details of such proposed transfer or proposed sublicense, including, but not limited to, the name and address of the proposed transferee or sublicensee, the names of the principals of such proposed transferee or sublicensee, the proposed scope of the proposed transfer or sublicense, the qualifications of the proposed transferee or sublicensee to engage in the business of utilizing the license, the financial qualifications and responsibility of the proposed transferee or proposed sublicensee and all of the terms and conditions of such proposed transfer or proposed sublicense. Licensor shall have the right to approve or disapprove of any such proposed transfer

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or  proposed  sublicense  in its discretion, provided such refusal is reasonable and not unreasonably delayed, as well as the right to treat such proposal as an offer of a right of first refusal to retake Licensor's right under this Agreement to the extent of such proposed transfer or proposed sublicense on the same terms and conditions. In the event that Licensor approves of such proposed transfer or sublicense, Licensor shall be entitled to receive, and Licensee shall pay to Licensor a royalty of fifty (50%) percent of the gross consideration (after deduction of any and all reasonable costs or expenses associated with entering into any such sublicense agreement which are appropriately disclosed to and documented in full for Licensor) received by Licensee from such person or entity within thirty (30) days of any payment to Licensee. Any and all agreements with any such sublicensee shall provide that in the event any such sublicensee does not pay any such obligation within such thirty day period, both Licensor and Licensee shall have the ability to terminate such sublicense, unless Licensee pays any and all amounts due hereunder from such sublicense to Licensor, in which case Licensor's ability to terminate such sublicense for non-payment shall be suspended for any period during which Licensee pays such amounts.
     1.2 Any agreement to transfer or sublicense shall include all default, termination and confidentiality provisions contained in this Agreement.
 1.3 Licensee acknowledges that the Patents are the sole and exclusive property of Licensor, subject only to the license hereby granted. Licensor acknowledges agrees and understands that the Patents may not be the only patents, intellectual property, know how or other products utilized in the Licensee's Business. With respect to any "improvements": (a) If during the term of this Agreement, Licensor makes any improvements to the Patents, Licensor hereby grants Licensee a right of first refusal to license said improvements on the same or better terms and conditions offered to Licensor by any bona fide third party offeror; (b) If, during the term of this Agreement, Licensor makes any improvements, modifications, or alterations in or to the Patents ("Improvement"), then Licensor shall notify Licensee of such Improvements and provide Licensee with sufficient information to permit Licensee to properly analyze the impact of the Improvement on the business of Licensee. Licensee shall have thirty (30) days within which to notify Licensor of its desire and intention to license such Improvement, subsequent to which Licensee and Licensor agree to negotiate in good faith to determine the costs of such development and enter into an appropriate license agreement reflecting all economic factors including the costs of such Improvement and entering into an "Improvement License Agreement." (c) If Licensee wishes Licensor to research and develop an improvement to any designated Patent or Patents and describe the nature of such improvement to Licensor, then Licensor shall quote Licensee a price for researching and developing such

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improvement  or  improvements,  the  parties  shall  enter  into an "Improvement
Development Agreement" with respect thereto and, upon development of such improvement, provided Licensee has discharged its obligations under the terms of the "Improvement Development Agreement", Licensee shall be granted a license with respect to such improvement on the terms of the Improvement Development Agreement; (d) If Licensee researches and develops an Improvement of any Patent or Patents on its own, and at its own sole cost and expense, it shall immediately notify Licensor thereof and cooperate fully with Licensor in patenting such improvement in Licensor's name, and Licensee shall be granted a license with respect to such improvement at no additional charge.
1.4 Licensor shall provide reasonable telephonic and electronic mail ("e-mail") support to Licensee on an as needed basis, during Licensor's regular business hours.
 1.5 Licensee may build clinics or other appropriate facilities in the Territory for the operation of the proposed stem cell business as set forth herein at its own cost and expense and choose any geographic site locations for the purpose of administering, treating, selling (as limited herein), analyzing, and testing the products for its own quality control purposes. Subject to availability of personnel and scheduling to be mutually agreed, Licensor shall provide a commercially reasonable amount of training for technicians at such facilities to Licensee payable by Licensee at Licensor's cost plus a reasonable markup. During the Initial Term and the Second Term, Licensor agrees to fully support Licensee in these activities. Licensor agrees that with respect to each reimbursable cost item it will first obtain written approval from Licensee before expending funds for any cost item or items whose aggregate cost would exceed $1,000.00 in any thirty day period.
 1.6 Upon a Liquidity $20,000,000 Event, Licensee shall become the beneficial owner of 20% of the Patents as set forth in Schedule A, as well as any and all other Patents licensed to Licensee by Licensor in accordance with the terms of this Agreement, with full title and all property rights thereto without any further required action by Licensor or Licensee. Licensor agrees to take all further actions and execute any and all additional documents necessary to document and perfect Licensee's percentage ownership of the Patents. Furthermore, if Licensor desires to offer any portion of the existing Patents for sale, Licensee shall have the right of first refusal for such Patents on the same or better terms as offered by any bona fide third party for such Patents Licensor shall provide written notice to Licensee of any such bona fide offer to purchase and Licensee shall have 30 days to elect to match such offer from the date of receipt of the notice.

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2.     DUTIES OF LICENSEE
2.1 Licensor agrees to sell and provide and Licensee agrees to exclusively purchase from Licensor all biological solution of stem cell Allo Transplant materials from Licensor for a period of three years. For purposes hereof, "Portion" shall be defined to mean that quantity of biological solution of stem cell Allo Transplant materials required to treat one patient for one condition. Such Allo Transplant materials shall be at a cost to Licensee of $6500 per "portion", or such lower amount as shall hereafter be mutually determined between Licensor and Licensee during such three year term. Such cost shall remain the same during this period whether or not any such "portion" reflects the existing patents or updated or improved stem cell technology from Licensor. Licensor agrees that Licensee shall be the exclusive purchaser of such stem cell Allo Transplant material during such period provided that Licensee purchases (or refers customers to ICT for direct sale or treatment by ICT) a minimum of 60 "portions" in any given twelve month period. In the event that Licensor is unable to provide all of the Allo Transplant stem cell materials requested by Licensee during each year of the three year period, and subsequent to such three year period, Licensee shall have the right to purchase Allo Transplant materials from other vendors, subject to Licensor's absolute right, but not the duty, to perform reasonable and timely quality control with respect to such biological solution of stem cell materials, and Licensee shall cooperate fully with Licensor. In the event that Licensee does not purchase the minimum quantities of materials set forth herein, Licensor shall have the right to sell such materials to other parties (but Licensee shall remain entitled to purchase portions at the prices set forth herein). Licensee agrees to provide Licensor within 30 days of execution of this Agreement an international irrevocable letter of credit (the "Letter of Credit") in Licensor's favor for the three year term of this requirement in the amount of One Hundred Twenty Thousand Dollars ($120,000.00) from a reputable and chartered bank in the United States of America securing the minimum purchase requirement set forth above. The Letter of Credit shall provide that upon the failure by Licensee to purchase and failure to pay for the minimum number of portions hereinabove set forth, Licensor shall be entitled to draw upon the Letter of Credit at the rate of $2,000 for every portion less than the minimum purchased without any further notice to or action by Licensee by providing a notarized affidavit from Licensor to the bank advising of such failure and drawing upon the Letter of Credit. In the event the Letter of Credit is drawn upon during the three year period, Licensee agrees to replenish the Letter of Credit to the extent of any such draws. Except with respect to this paragraph relating to purchase of Allo Transplant materials from Licensor, Licensee is not otherwise prohibited from using

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any  other  persons'  or  entities'  non-Allo  stem  cell  product(s).
 2.3 Licensee shall at all times during the Term of this Agreement be entitled to maintain and defend the Patents and prosecute claims to prohibit any interference with the Patents by third parties. If and in the event that the Licensee becomes aware of any interference with the Patents by any party, Licensee shall immediately notify Licensor thereof in writing, providing all information known to Licensee or reasonably obtained by Licensee with respect to such interference. In the event Licensee fails to notify Licensor of any such material interference within 30 days of knowledge of such an interference, Licensee's License rights as otherwise set forth herein in the particular State (if in the United States of America) or Country (if elsewhere) shall be terminable upon notice by Licensee.
 2.4 Licensee shall be solely responsible for the organization, operation, marketing and management of its business, and shall be responsible for the development of its own ongoing method of business operation, including but not limited to the following: selection and establishment of business sites; sales techniques; marketing plan/system and advertising practices; employee selection, hiring and training; personnel policies and practices; hours of operation; and all other such ongoing concerns in the course of Licensee's routine business operation and management. Licensee agrees that it is not subject to any control by Licensor and is not relying upon Licensor for any assistance regarding the aforementioned items in this paragraph, except for technological support as hereinabove provided.
 2.5 Licensee may file and/or record any and all necessary forms or documentation relating to the operation of its business, including, but not limited to, any state application for registration of fictitious name, but it is specifically understood and agreed that Licensee shall under no circumstances be permitted to file, record or register any trademark, tradename or other identifying material of Licensor, or to utilize any of the foregoing in connection with its promotion of the business and operations of the Licensee, without the prior consent of the Licensor, in writing, the granting or withholding of such consent shall be in the sole judgment and discretion of the Licensor.
 2.6 The Parties acknowledge and agree that no partnership or joint venture is created by this Agreement and that Licensee may not, without prior approval, hold itself out as an agent or representative of Licensor, and may not incur any liability or create any obligation whatsoever for Licensor.
 2.7 At all times Licensee shall conduct its business in accordance with all material applicable federal, state and local laws, regulations and ordinances. Licensee shall not, either during or after the Term of this Agreement, do anything, or aid or assist any other party to do anything, which would materially infringe on, harm, impair, or

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contest  the  rights  granted  herein  to  Licensee with respect to the Licensee
Rights.
 2.8 This Agreement shall in no way whatsoever affect the business activities of the Licensor presently in operation in The Ukraine, the Dominican Republic and any other operations of Licensor designated in the future as set forth in the definition of "Territory" and shall not constitute any restriction upon such activities.
 2.9 Within 30 days of the execution of this Agreement, Licensee agrees to take all action necessary to provide for the addition of seats on its board of directors so that the number of directors shall be five (5) in total. During the Term, Licensor shall have the right, but not the obligation, to appoint one person of its choice to Licensee's board of directors.
3.     TERM
 3.1 Unless terminated in accordance with the terms of this Agreement, this Agreement shall be effective as of the date of execution of this Agreement and shall remain in effect for the remainder of the year 2005 and the Ten (10) calendar year period thereafter ("Initial Term"). Provided that Licensee is not in default in the payment of a material money obligation to Licensor in accordance with the terms of this Agreement, and provided that this Agreement has not previously been terminated in accordance with the provisions of Paragraph 8.1 hereof during the Initial Term hereof, Licensee shall have the right to renew such License and Agreement for an additional Ten (10) calendar year period following the Initial Term by giving Licensor notice, in writing, of its election to renew this Agreement, which such notice shall be given not more than 180 days nor less than 60 days prior to the expiration of the Initial Term of this Agreement. In the event Licensor determines that Licensee may not renew this Agreement because of a default in the payment of a material money obligation to Licensor, it shall immediately provide Licensee with notice of such default and shall provide Licensee the right to cure such default within 60 days, upon satisfaction of which the election to renew this Agreement shall be immediately effective.
4.     PRICE  AND  PAYMENT
 4.1  License  Consideration. Licensee shall tender Licensor a total license fee
      -----------------------
(the "License Fee") consisting of Licensee's common stock (the "Common Stock") in an amount equal to twenty percent (20%) of the Licensee's total issued and outstanding common stock at the date of this Agreement on a fully diluted basis. The Common Stock shall constitute "restricted securities" as such term is defined in Securities and Exchange Commission Rule 144 and shall bear a restrictive transfer legend on each certificate issued in connection with this Agreement, and shall not be subject to any

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securities  registration  rights  except  as  stated in this paragraph. Licensee shall at its sole cost and expense include such shares in the first registration statement pertaining to Licensee's securities filed by the Licensee with the United States Securities and Exchange Commission. The Common Stock shall be issued to Licensor by Licensee within thirty (30) days following the effective date of this Agreement.
 4.2  Anti-Dilution. Pursuant to this paragraph, Licensor shall be provided with
      --------------
anti-dilution rights in order to maintain its percentage equity interest in Licensee (taking into account the equity at the time of such event of the officers and directors of Licensee at the time of execution of this Agreement and taking into consideration any sales or other dispositions of common stock by Licensor), in the event the current officers and/or directors of the Licensee are issued additional shares of common stock of Licensee without delivering to Licensee consideration for such shares (as reflected on the audited financial statements of Licensee). However, these anti-dilution rights shall not apply to any private placement or public capital raising activities of the Licensee and other recapitalizations where current officers and directors of the Licensee may purchase or otherwise acquire common stock of Licensee on the same terms offered to other investors. Under such circumstances, Licensor shall be offered the same opportunity to purchase or acquire Licensee's common stock at the same price and terms as the proposed purchasers in such financing in order to maintain its then percentage equity position as it relates to the position of the officers and directors at the time of this Agreement (taking into consideration any sales or other dispositions of common stock by Licensor), but shall not be obligated to make such purchase. The anti-dilution rights shall terminate when (i) the Licensee lists its common stock on any national securities exchange above the over-the-counter bulletin board ("OTCBB"); or (ii) upon a Liquidity $20,000,000 Event.
 4.3 Licensor and Licensee shall enter into an appropriate lockup agreement pursuant to which Licensor agrees (upon either effective registration of the Shares or upon the availability of an exemption from registration of the Shares), Licensor and/or its designees or transferees will be permitted to sell on public security markets during any 30 day period no more than the greater of
(i) 5% of the prior months total trading volume (shares sold times price of shares sold) or (ii) 20,000 shares.
 4.4 Unless the Shares have been otherwise registered for resale in accordance with paragraph 4.1 hereof, and in the event that Licensor tenders any of the Shares for removal of the legends required under Rule 144 on the Shares together with (i) an affidavit that Licensor has met all of the requirements of Rule 144 and (ii) an opinion of legal counsel that such requirements have been met, Licensee shall immediately instruct its transfer agent to remove the legend on such tendered Shares in accordance with Rule 144. Provided however, that if Licensee provides an opinion of

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independent  legal  counsel  that  such removal is not permissible in accordance with such Rule 144, Licensee shall have no such obligation to remove the legend. In the event that Licensee fails to cause the removal of such legend as set forth herein, without limitation to any other right of Licensor under law or equity, Licensor shall have the right to seek specific enforcement of the requirements of this paragraph 4.4 as well as any and all costs (including legal fees) associated with such enforcement, and shall have the right to seek damages equivalent to any and all lost profits caused by the failure of licensee to remove the legend on the tendered shares as set forth herein.
 4.5 Licensor shall in its sole and absolute discretion have the power to adjust and/or modify its rights under this Agreement so as to achieve the most favorable and advantageous tax consequences resulting to Licensor from this Agreement and provided, that such modification shall not result in accrual of any material negative consequence to Licensee.
                      5. NON-COMPETITION & NON-SOLICITATION
 5.1 During the term of this Agreement, each of Licensor and Licensee shall not, without the prior written consent from the other party, directly or indirectly (including without limitation, through any affiliate of either party), (i) solicit or request any person who is at the time an employee of or a consultant of the other party to leave the employment of or terminate such person's relationship with that party or (ii) employ, hire, engage or be associated with, or endeavor to entice away from the applicable party any such person. Key employees of the Licensor should be available to serve as Consultants to the Licensee, and serve on the Corporate Advisory Board on terms which are satisfactory to Licensor, Licensee and the employees of Licensor.
 5.2 During the term of this Agreement, Licensor and Licensee shall not, directly or indirectly (including without limitation, through any affiliate of either party) (i) solicit any existing customer of the other party, (ii) intentionally attempt to limit or interfere with any permitted business agreement or relationship existing involving the other party and/or its affiliates with any third party; or (iii) disparage the business reputation of the other party (or its management team) or (iv) take any actions that are harmful to the other party's goodwill with its customers, providers, vendors, employees, the media or the public.
6.  CONFIDENTIALITY
     6.1 Neither Licensor or Licensee shall use or divulge or communicate to any person (other than those whose province it is to know the same or as permitted or

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contemplated by this Agreement or with the written approval of the other party or as may be required by law):
(i)     any Confidential Information; or
(ii)     any  of  the  terms  of  this  Agreement
 6.2 Licensor and Licensee shall prevent the unauthorized publication or disclosure of any such information, materials or documents and ensure that any person to whom the information, materials or documents are disclosed is aware that the same is confidential and is covered by a similar duty to maintain confidentiality. Licensor and Licensee shall each employ its best efforts to ensure that its directors, shareholders, employees, consultants, agents or advisors are aware of and comply with the confidentiality and non-disclosure provisions contained in this Section.
7.     LEGAL  RELATIONSHIP
 7.1 Nothing herein shall contain any facts as to suggest that Licensor and Licensee are engaging in a joint venture or partnership. Neither party shall have any authority to bind the other to any legal obligation. Licensee shall only contract with Customers on its own behalf.
     7.2 In the event that Licensor or Licensee are acquired by another entity, or there is a change of control within either Party, this Agreement shall continue to exist, with all relative rights, privileges, titles, and shall be assigned and transferred in its entirety to the new, successor or reorganized entity.
8.     TERMINATION
 8.1 Licensor shall not terminate or limit Licensee's rights, except for Licensee's material non-performance, which "non-performance" shall include (i) failure to deliver the common stock within the time frame set forth in paragraph
4.1 hereof or to remove restrictive legends as provided herein, (ii) failure by Licensee to have its common stock traded on a United States public securities market (including without limitation the Over-the-counter Bulletin Board, the Pink Sheets, the Nasdaq Stock Market, or the American Stock Exchange) within six months of the date of this Agreement, (iii) Except in the case of a Liquity $20,000,000 Event (in which case this shall not be a termination), the commencement by or against Licensee of any voluntary or involuntary proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment or debt, receivership, dissolution, or liquidation law or statute or any jurisdiction, whether now or hereafter in effect; or the adjudication of Licensee as insolvent or bankrupt by a decree of a court of competent jurisdiction. In the event of non-performance, notified in writing by Licensor at any time during the term of this Agreement and its extensions, Licensee shall be allowed a cure period of thirty (30) days in which to cure its non-performance and to implement a remedy deemed reasonably acceptable to Licensor, which, if same is acceptable to Licensor, Licensor shall then promptly and diligently prosecute to completion. The failure by Licensee to cure or diligently prosecute a remedy accepted by Licensor to completion as aforesaid shall result in termination without further notice or opportunity to cure.
 8.2 This Agreement may be terminated by Licensee, upon sixty (60) days prior written notice to Licensor if Licensor breaches any of its material obligations under this Agreement and such breach is not cured within such sixty (60) day period.
     9. EFFECT OF TERMINATION On the termination of this Agreement:
 9.1 The License grant and all rights and obligations of the parties hereunder shall automatically terminate except for such rights of action as shall have accrued prior to such termination and any obligation which expressly or by implication may be intended to come into or continue in force on or after such termination;
 9.2 Licensee shall, (i) at its own expense, return to Licensor or otherwise dispose of as Licensor may instruct, all technical and promotional materials and other documents and papers whatsoever sent to Licensee and relating to the Confidential Information, Products or the business of Licensor (other than correspondence between the parties, copies of which shall be delivered to Licensor) and all property of Licensor in Licensee's possession or under its control, and (ii) immediately cease the use of the Patents and Confidential Information
                 10. REPRESENTATIONS AND WARRANTIES OF LICENSOR
10.1 Licensor currently operates a stem cell biological solution producing clinical treatment business and research facility from and in Kiev, The Ukraine.
10.2 Licensor warrants and represents that the Patents have been formally granted by the government of The Ukraine and former USSR. All of the Patents which are ultimately submitted for registration in the United States may be contested and there is no guarantee that the Patents will not be challenged in the future.
   10.3 Licensor warrants and represents that Licensee is under no obligation to purchase, lease, take possession of, or receive any products, equipment, supplies,
services or assistance with which to start its business, either from Licensor or from an entity recommended by Licensor, other than minimum annual purchase requirements required pursuant to paragraph 2.1 hereof.
10.4 Licensor shall not, during the Term of this Agreement, do anything, or aid or assist any other party to do anything which would infringe on, harm, impair, or contest the License Rights granted herein except in the event of a breach of this Agreement by Licensee, except that Licensor shall have the right to carry on its research and clinical studies.
10.5 Licensor warrants and represents that the Patents, the Process and the Products will provide the technology and information necessary to effectuate the Licensee Business intended in this Agreement.
10.6 Licensor acknowledges the shares of common stock to be issued by the Licensee and delivered to Licensor pursuant hereto will not be registered under the Securities Act of 1933, as amended, Chapter 517, Florida Statutes, or any other states' securities laws. The shares are issued under applicable exemptions from the securities registration requirements of such statutes. The exemptions being claimed include, but are not necessarily limited to, those available under
Section 4(2) of the Securities Act and Section 517.061(11) Florida Statutes; and, the reliance by the Licensee upon the exemptions from the securities registration requirements of the federal and state securities laws is predicated in part on the representations, understandings and covenants set forth in this Agreement.
10.7 Licensor acknowledges and agrees that in connection with the issuance of Licensee's common stock, Licensor will execute a stock subscription agreement in the form annexed hereto as Schedule D.
11.     INTELLECTUAL  PROPERTY  RIGHTS
11.1 All Intellectual Property Rights, including without limitation patents, designs, utility models, copyrights, trade or service marks, trade secrets and other proprietary information, in or relating to the Patents and Products and any other products and services, without respect to whether it is under the license hereunder or otherwise provided by or used by Licensee with Licensor's permission, or related thereto and all improvements thereto are and shall remain the sole and exclusive property of Licensor. Except as otherwise provided in this Agreement, Licensee shall have no right to use or obtain for its own benefit or grant any licenses with respect to the Patents or Products, or any other related products or services or any of the Patents therein or relating thereto.

                                12. MISCELLANEOUS
 12.1 Licensee and Licensor each shall conduct its business in material compliance of all applicable laws, ordinances, regulations and other requirements of any federal, state, county, municipal or other government and will obtain all necessary permits, licenses or other consents for the lawful operation of its business, the failure of which would have a material adverse impact on the business of such party.
12.2  Notices.  Any  notice, demand or delivery to be given or to be served upon
      --------
any party in connection with this Agreement must be in writing, and must be given by a recognized international courier (e.g., DHL or Federal Express) and shall be deemed to have been received on the date such notice is placed with such international courier or, if given otherwise than by international courier, it shall be deemed to have been received on the date that it is personally or directly delivered to the party to whom it is addressed. Such notices, as provided herein, shall be given to the parties hereto at the following address:
     Licensor:     INSTITUTE OF CELL THERAPY ("ICT") Yuri Orlikov, President
                   4A Sklyrenko Street
                   Kiev, Ukraine 04073

     Licensee:     STEM CELL THERAPY INTERNATIONAL CORP.
                   Calvin Cao, Chairman
                   2203 North Lois Ave., 9th Floor
                   Tampa, Florida 33607

     Any party hereto may at any time by giving ten (10) days' prior written notice to the other party hereto, designate any other address in substitution of the foregoing address to which such notice shall be sent.
 12.3 Licensee and Licensor acknowledge that the parties have not intended to create a franchise relationship between themselves and that Licensor has not represented this licensing arrangement to be a "franchise" as defined in 16
C.F.R. 436 et. seq., or as defined in any applicable state franchise laws, prior to or during the negotiation of this Agreement. The parties acknowledge that the Licensor has made no representation that any form of business operations or management plan, manual, or advice, or any marketing plan or system, would be provided to or necessarily implemented by Licensee. Licensee acknowledges that Licensee has not been provided with, or required under the terms of this Agreement to adopt or utilize any marketing plan or system, nor has Licensor prescribed to Licensee, in whole or in part, any form of marketing plan or system in relation to this Agreement.
Licensee further acknowledges that Licensee has not been required under the terms of this Agreement to adopt the business format of, or a business format substantially similar to the business format utilized by Licensor. The parties agree that in the event it is determined that a franchise agreement has been entered into by the parties, the Licensee acknowledges that it has received the necessary information from the Licensor as required by the Federal Trade Commission; further that Licensor has made no representations relating to the potential income from operations by Licensee and that a copy of this Agreement was furnished to the Licensee at least five (5) days prior to the execution hereof.
 12.4 This Agreement contains the entire agreement of the parties and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect. No failure of Licensor to exercise any power given it hereunder, or to insist upon the strict compliance of Licensee of any obligation hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of Licensor's right to demand exact compliance with the terms hereof.
12.5 This Agreement shall be governed by and construed solely and exclusively in accordance with the laws of the state of New York without regard to any statutory or common-law provision pertaining to conflicts of laws.
12.6 The Parties agree that all controversies, claims, disputes and matters in question arising out of, or related to, this Agreement, the breach of this Agreement, the purchase of the Licensee's securities pursuant to this Agreement or any other matter or claim whatsoever shall be decided by courts of competent jurisdiction in New York, New York, to the exclusion of all other places of venue, for all matters that arise under this Agreement.
 12.7 If Licensor creates new Intellectual Property which is not an improvement, modification or alternation to the Technology reflected herein and which is related in any way whatsoever to Stem Cell therapy or research, Licensee shall have a right of first offer to obtain an exclusive license to such new Intellectual Property provided, both parties can reach an acceptable agreement concerning the price, and shall have a right of first refusal to accept any license with respect to such new Intellectual Property which is made to any bona fide third party on the same or better terms and conditions as proposed by such third party.
 12.8 In the event it becomes necessary for either party herein to seek legal means to enforce the terms of this Agreement, the prevailing party is entitled to payment of all of its reasonable attorneys' fees, costs and expenses, including any cost reasonably and necessarily incurred by the prevailing party as a necessary incident to not be an adequate remedy for any breach or threatened breach of any of the provisions of this Agreement and that, in such event, they may, in addition to any other rights and remedies existing in their favor, apply to any court of competent jurisdiction in New York, New York for specific performance, injunctive and/or other relief in aid of arbitration to preserve and protect the rights of the parties pending action by the arbitration panel.
12.10 This Agreement may be executed in several counterparts, each of which shall be deemed an original. A facsimile signature on this agreement shall be deemed to be an original.
12.11 The parties agree that each has participated equally in the creation and drafting of this Agreement, and that each party to this Agreement has had the opportunity to seek independent legal counsel prior to entering into this Agreement.
     IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above.

"LICENSOR"

INSTITUTE OF CELL THERAPY

     By:____________________
        YURI ORLIKOV, President

"LICENSEE"

STEM CELL THERAPY INTERNATIONAL CORP.

     By:______________________
        Calvin Cao, Chairman

                                   Schedule A
                        AUTHORS OF THE MONOGRAPH POSSESS
                              THE FOLLOWING PATENTS
                             AND METHODICAL GUIDES:
1.     Patent ~560613. The method of erythrocytes preservation     1977 1975
USSR
2.     Patent ~645633. The method of blood leukocytes preservation 1978 1977
USSR
3. Patent ~825081. The method of blood leukocytes preservation 1981     1979
                                                                            USSR
4. Patent ~1017251. The method of a human ovary tissue preservation     1981
1979USSR

5.     Patent ~1410954. The method of treatment of anemias in pregnant     1983
1981     USSR
6.     Patent ~1 3709. The method of treatment of anemias in pregnant     1997
1997Ukraine
7.     Patent ~1402781. The container for freezing of biological objects
1988
1985     USSR
8. Patent ~8457. The container for freezing of biological objects 1997 1997 Ukraine
9. Patent ~1 706502. The method of preservation of human embryonic liver hemopoietic cells 1988 1986 USSR
10.     Patent ~13687 The method of preservation of human embryonic liver
hemopoietic cells 1991     1989     Ukraine
11. Patent ~1 734621. Cryoprotector of hemopoietic cells     1997     1989  USSR
12. Patent ~16859. Cryoprotector of hemopoietic cells     1995     1993  Ukraine

13. Application 93080788. The method of human immunodeficiency virus treatment (HIV) 1995 1993 Ukraine
14.     Application 93090874 The method of treatment of cytostatic disease
1997 1995 Ukraine
15.     Application 93251432. The method of treatment of pancreatic diabetes
1995     Ukraine
16.     Application 93121711. The method of treatment of aplastic anemias 1994
Ukraine
17. Application 95125139. The method of prevention of an acute radiation sickness in
lethally radiated animals 1993     1993 Ukraine
18. Patent ~22981. The method of treatment of cerebral motional defects in patients
who have undergone craniocerebral injury     1997 1993
                                     Ukraine
19.     Patent ~ 46673  . The method of cryo-preservation of human hemopoietic cells
1997 1995 Ukraine
20. Patent ~ 2233589 The method of cryo-preservation of human hemopoietic cells 2004 2002 Russia
21.     Patent ~ 46675 A. The way of a low-temperature cell bank operating 2003
2002     Ukraine
22. Patent ~ 52502 A. The method of therapy of prostate gland cancer 2003 2002Ukraine
23. Patent ~ 56085 A. The method of obtaining a preparation of suspension of placenta cells 2003 2003 Ukraine
24.     Patent ~ 59096 A. The method of biological preparations obtaining from
placenta     (variants) 2003 2003 Ukraine
25. Patent ~ 60238 A. The cryopreservative content of hemopoietic cells of donors' cord blood and its components 2003 2003
                                     Ukraine
26.     Patent ~ 63844 A. Device for registration of processes in biological tests
2003 2003 Ukraine
          SCIENTIFIC-PRACTICAL WORKINGS-OUT ARE RESERVED BY COPYRIGHTS:
1.                .-.,          ,           ,          -
     (                             ).  -        . -     :              , 2004. -
250  .
2.              ,            .-.,           ,                      . -    :
     -    , 2004. -136 .
3.     Certificate    ~  511   The  method  of  treatment  of  severe  vascular
pathology of an organ of vision, inflammatory and dystrophic eyes diseases with the help of transplantation of cryopreserved hemopoietic human embryonic liver cells, and application of biologically active compounds of embryonic tissues .
4.     Certificate    ~  1238  G.S.  Lobyntseva.  Dissertation on obtaining of a doctor's degree in biology upon a theme: Cryopreservation of hemopoietic cells of human embryonic liver .
5.     Certificate    ~ 2073  Cryopreservation of testicles tissue of human
fetuses for clinical application .
6.     Certificate    ~ 4952  Guide to purveyance and cryopreservation of
hemopoietic
human  cells  and  Instruction  on  usage  of  hemopoietic  cells  .
     The medical staff is represented by workers who have scientific degrees of doctors and candidates of sciences, the State prize laureates, professors and assistant professors in all areas of clinical therapy.

                                   SCHEDULE B
                                    TREATMENT
     Biological preparations can produce a positive effect on age-related and posttraumatic pathologies:
Cardiovascular system diseases: myocardial infraction, cerebral atherosclerosis, essential hypertension, ischemic heart disease, neurocirculatory dystonia. Systemic diseases of connective tissue: atrophic arthritis, systemic angitis, systemic lupus, systemic scleroderma, and rheumatism.
1.     Respiratory diseases: bronchial asthma, bronchitis, chronic pneumonias.
2. Diseases of the digestive tract: gastric and duodenal ulcer, nonspecific ulcerative colitis, cholecystites, pancreatites, and colitis.
3. Liver diseases: cirrhosis, viral and toxic hepatitis, acute and chronic renal-hepatic insufficiency.
4. Kidney and urinary tract diseases: pyelonephritis, cystitis, urethritis, urolithiasis.
5. Endocrine diseases: diabetes of types I and II, hypothyroidism, suprarenal insufficiency, diabetes complication, endocrine derangements.
6. Obstetrics and gynecology: premature detachment of the normal placement of the placenta, pre-term delivery, toxicosis of pregnancy, miscarriage, fetal hypotrophy, immunological conflict, endomethriosis, sterility, menopause, climacteric  neuroses,  chronic  inflammatory  genital  diseases.
7. Diseases of the nervous system: migraine, cerebral spastic infantile paralysis, neuralgias, polyneuropathies, radiculopathies, neuritis, consequences of  a  cranio-cerebral  trauma,  encephalitis  and  stroke.
8.     Oncological  diseases  of  the  central  nervous  system.
9.     Cerebral  atrophic  processes  of  different  genesis.
10.     Epilepsy  and  spastic  syndromes  of  children  and  adults.
11.     The  consequences  of  cerebral  strokes.
12.     Huntington's  chorea,  ataxias.
13.     Atherosclerosis,  multiple  sclerosis  with  spinal  cord  lesions.
14     Parkinson's,  Alzheimer's,  Down's,  Strumpell's  diseases.
15     Serious  traumas  of  the  spinal  cord  and  cerebrum.
16     Surgical diseases: osteomyelites, fractures (long term), reconstructive operations on bone tissue for various traumas and surgical interventions.

17.     Malignant neo-plasms.
18.     Immuno-deficiencies.
19.     AIDS.
20.     Infectious diseases.
21.     Allergic and auto-immune diseases.
22. Blood diseases: anemia, leukopenia, thrombocytopenia, leukemia, hemoblastosis.
23. Skin diseases: psoriasis, eczema, trophic ulcers, decubituses, neurodermatitis, consequences of endured venereal diseases.
24.     Ocular diseases.
25.     Ear, throat, and nose diseases.
26.     Dental and oral cavity diseases.
27. Mental diseases and sexual disorders: depression, irritation, aggression, apathy, sleep and memory disorders.
28. Male and female sexual pathology: impotency, sterility, decrease of potency and libido.
29.     Long-term chronic diseases of the internal organs.
30.     Gerontology.
31. Rejuvenation: increase of vitality, slowing down of pre-senility, life prolongation, memory improvement, and the improvement over quality of life.

                                   SCHEDULE C
                         Form of Subscription Agreement